090503

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20170026027-27
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 01/17/2017 8:27 AM
	Entity Number E0256832014-7

Certificate to Accompany Restated Articles or Amended and Restated Articles
(PURSUANT TO NRS)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)
(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:
Cabinet Grow, Inc.

2. The articles are: (mark only one box) ☐ Restated ☒ Amended and Restated
Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

☐ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: ______
The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☐ The entity name has been amended.

☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)

☐ The purpose of the entity has been amended.

☒ The authorized shares have been amended.

☐ The directors, managers or general partners have been amended.

☐ IRS tax language has been added.

☒ Articles have been added.

☒ Articles have been deleted.

☒ Other. The articles or certificate have been amended as follows: (provide article numbers, if available)
Article 1 The name of the corporation is Cabinet Grow, Inc. (hereinafter, the "Corporation")
Article 2 The address of the Corporation's registered office in the state of Nevada is 245 Liberty Street, (please see attached)

4. Effective date and time of filing: (optional) Date: 12/30/16 Time: ______
(must not be later than 90 days after the certificate is filed)

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

690204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
Cabinet Grow, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)
Article 1 The name of the corporation is Cabinet Grow, Inc (hereinafter, the "Corporation")
Article 2 The address of the Corporation's registered office in the state of Nevada is 245 East Liberty Street

(please see attached)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 82.18%

4. Effective date and time of filing: (optional) Date: 12/30/16 Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

CABINET GROW, INC.

ARTICLE 1

The name of the corporation is Cabinet Grow, Inc. (hereinafter, the "Corporation").

ARTICLE 2

The address of the Corporation's registered office in the State of Nevada is 245 East Liberty Street, Suite 200, Reno, Nevada 89501. The name of its registered agent at such address is Agency Services of Nevada.

ARTICLE 3

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under Chapter 78 of the Nevada Revised Statutes.

ARTICLE 4

Section 1. Authorized Shares. The total number of shares of capital stock which the Corporation has authority to issue is 310,000,000 consisting of:

300,000,000 shares of Common Stock, par value $0.001 per share (the "Common Stock");

9,999,900 shares of initially undesignated Preferred Stock, par value $0.001 per share ("Blank Check Preferred Stock"); and

100 shares of Preferred Stock that have been designated as Class A Preferred Stock, par value $0.001 per share (the "Class A Preferred Stock").

Section 2. Common Stock. The holders of Common Stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the board of directors. In the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up of the corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders, ratably in proportion to the number of shares of the Common Stock held by each. Each share of Common Stock shall have one vote with respect to all matters submitted to the shareholders for a vote. Notwithstanding the foregoing, all rights of the Common Stock shall be subject to any superior or parallel rights of any series of Preferred Stock.

Section 3. Blank Check Preferred Stock. The Blank Check Preferred Stock may be issued from time to time and in one or more series. The Board of Directors of the Corporation is authorized to create, designate and determine or alter the powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Blank Check Preferred Stock, and within the limitations or restrictions stated in any resolution

or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Blank Check Preferred Stock, to increase or decrease (but not below the number of shares of any such series of Preferred Stock then outstanding) the number of shares of any such series of Blank Check Preferred Stock, and to fix the number of shares of any series of Blank Check Preferred Stock. In the event that the number of shares of any series of Blank Check Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series of Blank Check Preferred Stock subject to the requirements of applicable law.

Section 4. Class A Preferred Stock. The Class A Preferred Stock shall have the powers, preferences and rights, and the qualifications, limitations and restrictions set forth on Schedule 1 attached hereto and incorporated herein by this reference.

Section 5. Pre-emptive Rights. No holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase share of any class or series of stock or of other securities of the Corporation shall have any pre-emptive right to purchase or subscribe for any unissued stock of any class or series of the Corporation.

Section 6. Reverse Split. Immediately upon the filing of this Second Amended and Restated Certificate of Incorporation (the "**Effective Time**") and without any further action required by the Corporation or its stockholders, each two hundred fifty (250) shares of Common Stock then issued and outstanding and each two hundred fifty (250) shares of Common Stock issuable upon the exercise of any then outstanding stock options, warrants or other right to acquire Common Stock will be combined, automatically and without further action required on the part of the Corporation or the respective holders thereof, into one (1) share of Common Stock (the "**Reverse Split**"). Such Reverse Split shall be effected on a holder-by-holder basis, and (i) with respect to shares of Common Stock issued and outstanding, any fractional shares resulting from such split shall be rounded up to the nearest whole share; and (ii) with respect to shares of Common Stock issuable upon the exercise of any then outstanding stock options, warrants or other rights to acquire Common Stock, any fractional shares resulting from such split shall be rounded up to the nearest whole share. From and after the Effective Time, each outstanding certificate of Common Stock that prior thereto represented shares of Common Stock shall be deemed extinguished, regardless of whether the same is surrendered by the holder thereof. After the Effective Time, the Corporation shall promptly issue and deliver to each holder of Common Stock a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon receipt from such holder of his or its existing certificate(s) for Common Stock or other comfort or evidence satisfactory to the Company that such certificate(s) have been lost or destroyed. After the Effective Time and until the Corporation delivers such certificates for Common Stock to the holders of Common Stock, the registered owners of Common Stock on the books and records of the Corporation shall have and be entitled to exercise any voting and other rights with respect to, and to receive any dividend and other distributions upon, the Common Stock, giving effect to the Reverse Split.

ARTICLE 5

Section 1. Board of Directors. The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors.

Section 2. Number of Directors. The number of directors which shall constitute the Board of Directors shall be determined from time to time by the Bylaws or an amendment thereto.

Section 3. Election and Term of Office. The directors shall be elected by a plurality of the votes of the shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote in the election of directors. Each director shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE 6

The Board of Directors of the Corporation is expressly authorized to adopt, amend, or repeal the Bylaws of the Corporation.

ARTICLE 7

The Corporation reserves the right at any time and from time to time to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of whatsoever nature conferred upon stockholders, directors, or any other persons whomsoever by and pursuant to these Articles of Incorporation in their present form or as hereafter amended are granted subject to the rights reserved in this Article 7.

ARTICLE 8

To the fullest extent permitted by Nevada law and subject to the Bylaws of the Corporation, the directors and officers of the Corporation shall not be liable to the Corporation or its stockholders for damages for their conduct or omissions as directors or officers. Any amendment to or repeal of this Article shall not adversely affect any right of a director or officer of the Corporation hereunder with respect to any acts or omissions of the director of officer occurring prior to amendment or repeal.

ARTICLE 9

To the fullest extent permitted by Nevada law, the Corporation shall indemnify and hold harmless the officers and directors of the Corporation. The Board of Directors shall be entitled to determine the terms of indemnification, including advance of expenses, and to give effect thereto through the adoption of Bylaws, approval of agreements, or by any other manner approved by the Board of Directors. Any amendment to or repeal of this Article shall not adversely affect any right of an individual with respect to any right to indemnification arising prior to such amendment or repeal.

ARTICLE 10

The Corporation elects not to be governed by Sections 78.411 to 78.444 of the Nevada Revised Statutes. The Corporation elects not to be governed by Sections 78.378 through 78.3793 of the Nevada Revised Statutes.

Schedule 1

Terms of Class A Preferred

(a) DESIGNATION AND AMOUNT. The number of shares of Class A Preferred Stock shall be one hundred (100). No other shares of Preferred Stock shall be designated as Class A Preferred Stock.

(b) DIVIDENDS. The holder of the shares of Class A Preferred Stock shall not be entitled to receive dividends.

(c) LIQUIDATION PREFERENCE. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily, each holder of Class A Preferred Stock shall be entitled to receive a preferential distribution in the amount of $1.00 per shares for each share of Class A Preferred Stock such holder owns before any distributions are made to any other stockholders of the Corporation.

(d) VOTING. Except as otherwise provided herein or by law and in the addition to any right to vote as separate class as provided by law, the holders of the Class A Preferred Stock shall have limited voting rights and powers compared to the voting rights and powers of holders of Common Stock and other series of Preferred Stock, shall be entitled to notice of any shareholders meeting in accordance with the Bylaws or the Corporation, and shall be entitled to vote, but only with respect to the following matters (collectively, the "Class A Voting Matters"): (i) the appointment and/or removal of any member of the Corporation's board of directors, (ii) any matter related to or transaction (or series of transactions) pursuant to which the Corporation would sell or license all or substantially all of its assets or the stockholders of the Corporation would sell all or substantially all of their shares of the Corporation's stock or where the Corporation would merge with or into any other entity, (iii) causing the Corporation to register its Common Stock for trading pursuant to the Securities Exchange Act of 1934, as amended, including by filing a Registration Statement on Form S-1 with the Securities Exchange Commission and filing and obtaining FINRA approval of a Form 15c2-11, and (iv) with respect to any matter involving a transaction whereby the Corporation will become part of or merge into an existing public company. For so long as Class A Preferred Stock is issued and outstanding, the holders of Class A Preferred Stock shall vote together as a single class with the holders of the Corporation's Common Stock and the holders of any other class or series of shares entitled to vote with the Common Stock, with the holders of Class A Preferred Stock being entitled to fifty-one percent (51%) of the total votes on only Class A Preferred Voting Matters regardless of the actual number of shares of Class A Preferred Stock then outstanding, and the holders of Common Stock and any other shares entitled to vote being entitled to their proportional share of the remaining 49% of the total votes based on their respective voting power for any Class A Preferred Voting Matter.

(e) OTHER PREFERENCES. The shares of the Class A Preferred Stock shall have no other preferences, rights, restrictions, or qualifications, except as otherwise provided by law or the Amended and Restated Articles of Incorporation of the Corporation, as amended from time to time.